Intrepid Announces First Quarter 2023 Results

Denver, CO, May 3, 2023 - Intrepid Potash, Inc. ("Intrepid", the "Company", "we", "us", "our") (NYSE:IPI) today reported its results for the first quarter of 2023.

Key Highlights for First Quarter 2023

Financial & Operational
•Total sales of $86.9 million, which compares to $104.4 million in the first quarter of 2022, as Potash and Trio® average net realized sales prices(1) decreased to $485 and $344 per ton, respectively.
•Net income of $4.5 million (or $0.35 per diluted share), which compares to $31.4 million in the first quarter of 2022 (or $2.31 per diluted share).
•Gross margin of $16.4 million, which compares to $47.2 million in the first quarter of 2022.
•Cash flow from operations of $8.4 million, which compares to $34.1 million in the first quarter of 2022.
•Adjusted EBITDA(1) of $16.4 million, which compares to $50.2 million in the first quarter of 2022.
•Potash and Trio® sales volumes of 89 thousand and 65 thousand tons, respectively, which compares to prior-year respective figures of 69 thousand and 71 thousand, respectively.

Liquidity
•As of April 28, 2023, Intrepid had approximately $9.5 million in cash and cash equivalents and $150 million available under its revolving credit facility, for total liquidity of approximately $159.5 million.
•Intrepid maintains an investment account of short-and-long-term fixed income securities that had a balance of approximately $7.8 million as of April 28, 2023.

Capital Expenditures
•Incurred capital expenditures of $21.0 million in the first quarter of 2023 and expect full-year 2023 capital expenditures to be in the range of $60 to $75 million.
•We have two primary goals for our 2023 capital expenditures. First, continue to invest in our potash and Trio® assets to improve our production and unit economics. Second, invest in our sand project at Intrepid South.

East Facility in Carlsbad, New Mexico
◦The first of the two new continuous miners at our East plant has been delivered and is expected to improve operating efficiencies in the coming months. The second new miner is scheduled for July delivery and should be operational by the middle of the third quarter.

HB Facility in Carlsbad, New Mexico
◦For Phase 1 - the new injection pipeline - installation continues to make progress despite permitting delays. We expect the pipeline to be in place by the end of the second quarter with improved brine injection rates starting in the second half of 2023. For Phase 2 - the in-line pigging system - which is designed to clean the pipeline and prevent scaling, is still being permitted, with construction likely beginning by the end of the year. The goal of this system is to help ensure that we maintain consistent flow rates in our injection pipeline.
◦To target high-grade brine in the near-term, we are undertaking a new, lower-cost capital project to extract a pool of already-known, high-grade brine from the HB Eddy shaft. Permitting and construction are both underway with operations expected to commence in Q4/23.
◦We still plan to drill a replacement extraction well designed to have a long-term operational life to target brine from the HB mine system, although this project may get pushed to 2024 due to the HB Eddy shaft project.

Solar Solution Potash Mine in Moab, Utah
◦Successfully drilled a new three-lateral potash cavern in Potash Bed 9, which is expected to be online in the second quarter. During the drilling process, we were able to stay in the target interval for longer than any of our previously drilled horizontal caverns, and initial measurements show good availability of high-grade potash.
◦After we completed the drilling of the new potash cavern, we moved the rig to drill into the original mine workings in Potash Bed 5 to target low spots ("sumps") that we believe contain high-grade brine pools. This brine was previously accessed by a vertical well, but by now using horizontal laterals, we can more effectively target the resource. We have a goal for July 2023 completion, which will allow us to pump this brine into our solar ponds for the latter part of the 2023 evaporation season.

Sand Resources at Intrepid South
◦We continue to work through the permitting process for our sand project and expect construction to begin by the end of 2023. We have begun engaging with potential customers for commercial agreements, and due to the strategic location of our sand resource in the Delaware basin in New Mexico, we have seen notably strong interest.

Consolidated Results, Management Commentary, & Outlook
Intrepid generated first quarter 2023 sales of $86.9 million, a 17% decrease from first quarter 2022 sales of $104.4 million. Consolidated gross margin in the first quarter of 2023 totaled $16.4 million, while net income totaled $4.5 million, or $0.35 per diluted share, which compares to first quarter 2022 net income of $31.4 million, or $2.31 per diluted share. The Company delivered adjusted EBITDA of $16.4 million in the first quarter of 2023, down from $50.2 million in the same prior year period, with the lower profitability driven by lower pricing for our key products. Our net realized sales price for potash and Trio® averaged $485 and $344 per ton, respectively, in the first quarter of 2023, which compares to $703 and $469 per ton, respectively, in the first quarter of 2022.

Bob Jornayvaz, Intrepid's Executive Chairman and CEO commented:

"Intrepid's first quarter of 2023 saw a meaningful pickup in demand for our key products, with potash and Trio® sales volumes totaling 89 thousand and 65 thousand tons, respectively. While our first quarter profitability was impacted by lower pricing compared to last year, potash pricing still remains elevated compared to recent historical levels, with U.S. corn belt potash trading at approximately $490 per short ton for prompt tons in the ongoing spring application. This price level still supports solid margins for Intrepid, with farmers also viewing this price as attractive given their strong economics in the backdrop of a supportive crop futures market. Looking into the second quarter, we anticipate steady demand for our products as farmers look to maximize their yields. The recent settlement of a key international contract has also helped establish a pricing floor for potash, and in the U.S., we've recently seen increases in pricing as in-season demand has exceeded nearby supply. Moreover, the conflict in Eastern Europe continues to be a key potash supply risk, adding further pricing support for the industry.

For 2023, our key focus is successful execution of our capital projects and we are encouraged by the progress so far. For our potash projects, we feel that we have the right personnel in place to help ensure we'll deliver improved brine quality and production. Due to the solar evaporation process at our potash facilities, it will take multiple evaporation seasons until we see the full benefit from the HB pipeline and Moab potash cavern projects, but we are confident in the long-term benefit these projects will have on our production. Other projects, specifically the HB Eddy Shaft, the horizontal drilling into sumps in Moab, and the replacement extraction well at HB, are expected to have a more immediate benefit to production by targeting areas of already-known, high-grade brine that is ready for extraction. For the sand project at Intrepid South, we look forward to working through the necessary permitting, beginning construction later this year, and then starting to add higher and more diversified revenue streams in our Oilfield Solutions segment. We've seen notably strong interest from customers given the project's strategic location and potential to support decades of sand production. Overall, we're pleased by the start to 2023 and have a constructive outlook for the remainder of the year."

Segment Highlights

Potash

	Three Months Ended March 31,
	2023	2022
	(in thousands, except per ton data)
Sales	$52,497	$56,442
Gross margin	$14,428	$29,064

Potash sales volumes (in tons)	89	69
Potash production volumes (in tons)	90	103

Average potash net realized sales price per ton(1)	$485	$703

Potash segment sales in the first quarter of 2023 decreased 7% to $52.5 million when compared to the same period in 2022. The lower revenue was driven by a 31% decrease in our average net realized sales price per ton to $485, which compares to $703 per ton in the prior year period. The lower average net realized sales price per ton in the first quarter of 2023 was partially offset by higher potash sales volumes, which totaled 89 thousand tons, a 29% increase compared to the first quarter of 2022.

In the first quarter of 2022, potash prices were significantly higher due to concerns around supply issues related to sanctions imposed on Belarus and Russia's invasion of Ukraine, which resulted in many global distributors increasing their potash purchases to build inventory. Consequently, carryover inventory after the 2022 spring application season was higher than expected, leading to comfortable inventory levels ahead of the fall application season. With many buyers maintaining a cautious approach, the potash market experienced demand deferral in the second half of 2022, with prices declining through the end of 2022, and into the first quarter of 2023.

Potash segment gross margin totaled $14.4 million, which compares to $29.1 million in the first quarter of 2022. The lower gross margin was primarily driven by a 43% increase in segment cost of goods sold compared to the first quarter of 2022, which was due to a 29% increase in sales volumes and a higher weighted average carrying cost per ton due to overall inflationary cost pressures over the past twelve months.

Potash production totaled 90 thousand tons in the first quarter of 2023, which compares to 103 thousand tons produced in the same prior year period. The decrease in potash production was primarily driven by lower production at our HB facility.

Trio®

	Three Months Ended March 31,
	2023	2022
	(in thousands, except per ton data)
Sales	$30,274	$41,052
Gross margin	$1,452	$16,140

Trio® sales volume (in tons)	65	71
Trio® production volume (in tons)	49	65

Average Trio® net realized sales price per ton(1)	$344	$469

Trio® segment sales of $30.3 million for the first quarter of 2023 were 26% lower compared to the same prior year period, which was primarily driven by a lower average net realized sales price per ton of $344, a decrease of 27% compared to the first quarter of 2022. Similar to potash, Trio® pricing saw a significant increase in the first quarter of 2022, but declined over the course of the year into the first quarter of 2023, as customers ended the 2022 spring application season with higher levels of carryover inventory than anticipated. Trio® sales volumes decreased by 8% to 65 thousand tons in the first quarter of 2023, as we had less domestic sales - partially offset by higher international sales - and buyers continued to favor a just-in-time approach. Moreover, our first quarter 2022 Trio® sales were positively impacted by high potash prices as customers purchased more Trio® due to its relative value versus potash.

Trio® segment gross margin totaled $1.5 million for the first quarter of 2023, which compares to $16.1 million in the same prior year period. The decrease in profitability was primarily driven by the lower net realized sales price per ton, as well as higher cost of goods sold of $20.9 million, an increase of 20% compared to the first quarter of 2022. Our cost of goods sold in the Trio® segment increased from higher labor costs as we continued to operate an additional underground shift at our East facility and due to overall inflationary cost pressures over the past twelve months.

First quarter 2023 Trio® production totaled 49 thousand tons, a decrease of 16 thousand tons compared to the first quarter of 2022. During the first quarter, our East plant experienced net unplanned downtime of approximately eight days, which was the primary reason for the lower production. We were able to push forward some planned maintenance projects during the outage which will allow us to make up some of the downtime in future quarters. For the second quarter of 2023, we expect the first of the two continuous underground miners we previously purchased to commence operations, with delivery for the second miner expected in the third quarter of 2023. The two new miners are expected to drive improved efficiencies and production.

Oilfield Solutions

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Sales	$4,250	$7,000
Gross margin	$472	$1,972

Our Oilfield Solutions segment sales decreased $2.8 million, or 39%, in the first quarter of 2023 compared to the first quarter of 2022, which was primarily driven by a $2.6 million decrease in water sales. We sold less water in the first quarter of 2023 primarily due to timing of sales related to completion activity, which has since seen an increase in the second quarter with the start of a new frac job.

Our cost of goods sold decreased $1.3 million, or 25%, for the first quarter of 2023 compared to the same period in 2022. However, the lower segment sales more than offset the decrease in cost of goods sold, and our Oilfield Solutions segment gross margin experienced a decrease of $1.5 million in the first quarter of 2023.

Liquidity
During the first quarter of 2023, cash flow from operations was $8.4 million, while cash used in investing activities was $20.4 million. As of April 28, 2023, we had approximately $9.5 million in cash and cash equivalents, no outstanding borrowings, and $150 million available to borrow under our revolving credit facility, for total liquidity of approximately $159.5 million.

Notes
1 Adjusted net income, adjusted net income per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Thursday, May 4, 2023, at 12:00 p.m. Eastern Time to discuss the results and other operating and financial matters and answer investor questions.

Management invites you to listen to the conference call by using the toll-free dial-in number 1 (888) 210-4149 or toll-in dial-in 1 (646) 960-0145; please use conference ID 9158079. The call will also be streamed on the Intrepid website, intrepidpotash.com. A recording of the conference call will be available approximately two hours after the completion of the call by dialing 1 (800) 770-2030 for toll-free, 1 (647) 362-9199 for toll-in, or at intrepidpotash.com. The replay of the call will require the input of the conference identification number 9158079. The recording will be available through May 11, 2023.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, acquisition expectations and operating plans, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings related to our water rights;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings against us;
•our ability to comply with the terms of our revolving credit facility, including the underlying covenants;

•further write-downs of the carrying value of assets, including inventories;
•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our inability to fund necessary capital investments;
•global inflationary pressures and supply chain challenges;
•the impact of global health issues, such as the COVID-19 pandemic, and other global disruptions on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2022.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make. All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no obligation to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Sales	$86,920	$104,399
Less:
Freight costs	11,590	10,237
Warehousing and handling costs	2,733	2,476
Cost of goods sold	56,245	44,510
Gross Margin	16,352	47,176

Selling and administrative	8,858	6,789
Accretion of asset retirement obligation	535	490
Loss on sale of assets	200	100
Other operating expense (income)	1,385	(267)
Operating Income	5,374	40,064

Other Income (Expense)
Equity in earnings of unconsolidated entities	821	—
Interest expense, net	—	(33)
Interest income	85	—
Other income	13	530
Income Before Income Taxes	6,293	40,561

Income Tax Expense	(1,787)	(9,139)
Net Income	$4,506	$31,422

Weighted Average Shares Outstanding:
Basic	12,694	13,160
Diluted	12,875	13,595
Earnings Per Share:
Basic	$0.35	$2.39
Diluted	$0.35	$2.31

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2023 AND DECEMBER 31, 2022
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$10,451	$18,514
Short-term investments	4,960	5,959
Accounts receivable:
Trade, net	39,211	26,737
Other receivables, net	854	790
Inventory, net	107,174	114,816
Prepaid expenses and other current assets	4,432	4,863
Total current assets	167,082	171,679

Property, plant, equipment, and mineral properties, net	387,851	375,630
Water rights	19,184	19,184
Long-term parts inventory, net	24,820	24,823
Long-term investments	10,824	9,841
Other assets, net	7,138	7,294
Non-current deferred tax asset, net	184,091	185,752
Total Assets	$800,990	$794,203

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$14,858	$18,645
Accrued liabilities	14,368	16,212
Accrued employee compensation and benefits	6,181	6,975
Other current liabilities	8,843	7,044
Total current liabilities	44,250	48,876

Advances on credit facility	5,000	—
Asset retirement obligation, net of current portion	27,099	26,564
Operating lease liabilities	1,814	2,206
Finance lease liabilities	1,219	—
Other non-current liabilities	1,315	1,479
Total Liabilities	80,697	79,125

Commitments and Contingencies
Common stock, $0.001 par value; 40,000,000 shares authorized;
12,759,990 and 12,687,822 shares outstanding
at March 31, 2023, and December 31, 2022, respectively	13	13
Additional paid-in capital	661,323	660,614
Retained earnings	80,969	76,463
Less treasury stock, at cost	(22,012)	(22,012)
Total Stockholders' Equity	720,293	715,078
Total Liabilities and Stockholders' Equity	$800,990	$794,203

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022
(In thousands)

	Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net income	$4,506	$31,422
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	9,292	8,898
Accretion of asset retirement obligation	535	490
Amortization of deferred financing costs	75	60
Amortization of intangible assets	80	80
Stock-based compensation	1,746	1,167
Loss on disposal of assets	200	100
Equity in earnings of unconsolidated entities	(821)	—
Distribution of earnings from unconsolidated entities	320	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(12,474)	(16,199)
Other receivables, net	(92)	(384)
Inventory, net	7,645	847
Prepaid expenses and other current assets	250	(76)
Deferred tax assets, net	1,661	9,000
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(5,305)	(862)
Operating lease liabilities	(401)	(795)
Other liabilities	1,232	362
Net cash provided by operating activities	8,449	34,110

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(21,039)	(6,795)
Purchase of investments	(956)	(903)
Proceeds from sale of assets	65	24
Proceeds from redemptions/maturities of investments	1,500	—
Net cash used in investing activities	(20,430)	(7,674)

Cash Flows from Financing Activities:
Payments of financing lease	(43)	—
Proceeds from short-term borrowings on credit facility	5,000	—
Employee tax withholding paid for restricted stock upon vesting	(1,037)	(2,814)
Proceeds from exercise of stock options	—	90
Net cash provided by (used in) financing activities	3,920	(2,724)

Net Change in Cash, Cash Equivalents and Restricted Cash	(8,061)	23,712
Cash, Cash Equivalents and Restricted Cash, beginning of period	19,084	37,146
Cash, Cash Equivalents and Restricted Cash, end of period	$11,023	$60,858

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022
(In thousands)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income, adjusted net income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022
(In thousands)

Adjusted Net Income and Adjusted Net Income Per Diluted Share

Adjusted net income and adjusted net income per diluted share are calculated as net income or income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Income to Adjusted Net Income:

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Net Income	$4,506	$31,422
Adjustments
Loss on sale of assets	200	100
Calculated income tax effect(1)	(52)	(26)
Total adjustments	148	74
Adjusted Net Income	$4,654	$31,496

Reconciliation of Net Income per Share to Adjusted Net Income per Share:

	Three Months Ended March 31,
	2023	2022
Net Income Per Diluted Share	$0.35	$2.31
Adjustments
Loss on sale of assets	0.02	0.01
Calculated income tax effect(1)	—	—
Total adjustments	0.02	0.01
Adjusted Net Income Per Diluted Share	$0.37	$2.32

(1) Assumes an annual effective tax rate of 26% for 2023 and 2022.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022
(In thousands)

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Income to Adjusted EBITDA:

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Net Income	$4,506	$31,422
Loss on sale of assets	200	100
Interest expense	—	33
Income tax expense	1,787	9,139
Depreciation, depletion, and amortization	9,292	8,898
Amortization of intangible assets	80	80
Accretion of asset retirement obligation	535	490
Total adjustments	11,894	18,740
Adjusted EBITDA	$16,400	$50,162

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022
(In thousands)

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended March 31,
	2023		2022
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$52,497	$30,274	$56,442	$41,052
Less: Segment byproduct sales	5,342	1,221	4,820	1,436
Freight costs	3,992	6,685	3,124	6,309
Subtotal	$43,163	$22,368	$48,498	$33,307

Divided by:
Tons sold	89	65	69	71
Average net realized sales price per ton	$485	$344	$703	$469

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022
(In thousands)

	Three Months Ended March 31, 2023
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$47,155	$—	$—	$(101)	$47,054
Trio®	—	29,053	—	—	29,053
Water	80	1,048	1,619	—	2,747
Salt	3,043	173	—	—	3,216
Magnesium Chloride	1,137	—	—	—	1,137
Brine Water	1,082	—	822	—	1,904
Other	—	—	1,809	—	1,809
Total Revenue	$52,497	$30,274	$4,250	$(101)	$86,920

	Three Months Ended March 31, 2022
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$51,622	$—	$—	$(95)	$51,527
Trio®	—	39,616	—	—	39,616
Water	774	1,202	4,188	—	6,164
Salt	2,634	234	—	—	2,868
Magnesium Chloride	815	—	—	—	815
Brine Water	597	—	739	—	1,336
Other	—	—	2,073	—	2,073
Total Revenue	$56,442	$41,052	$7,000	$(95)	$104,399

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022
(In thousands)

Three Months Ended March 31, 2023	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$52,497	$30,274	$4,250	$(101)	$86,920
Less: Freight costs	5,005	6,686	—	(101)	11,590
Warehousing and handling costs	1,480	1,253	—	—	2,733
Cost of goods sold	31,584	20,883	3,778	—	56,245
Gross Margin	$14,428	$1,452	$472	$—	$16,352
Depreciation, depletion, and amortization incurred[1]	$7,051	$1,206	$907	$208	$9,372

Three Months Ended March 31, 2022	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$56,442	$41,052	$7,000	$(95)	$104,399
Less: Freight costs	4,023	6,309	—	(95)	10,237
Warehousing and handling costs	1,324	1,152	—	—	2,476
Cost of goods sold	22,031	17,451	5,028	—	44,510
Gross Margin	$29,064	$16,140	$1,972	$—	$47,176
Depreciation, depletion, and amortization incurred[1]	$6,947	$1,008	$787	$236	$8,978

(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.